Tidal Trust III 485APOS

Exhibit 99(d)(xl)(a)

FIRST AMENDMENT TO THE

SUB-ADVISORY ADVISORY AGREEMENT

This First Amendment to the Sub-Advisory Agreement (the “Amendment”) is made as of July 21, 2025, by and between TIDAL INVESTMENTS LLC (the “Adviser”) and ALPHAQUEST LLC (the “Sub-Adviser”).

BACKGROUND:

A.	The Adviser and the Sub-Adviser are parties to a Sub-Advisory Agreement dated as of January 15, 2025 (the “Agreement”).

B.	Pursuant to Section 22 of the Agreement, the parties desire to amend the Agreement to reflect a change in the Sub-Adviser’s principal place of business, amend and restate Schedule A to the Agreement and correct a typographical error in Section 14.3.

C.	This Background section and the Schedule attached to this Amendment are incorporated by reference into, and made a part of, this Amendment.

TERMS:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	The Sub-Adviser’s principal place of business, including the Notice address in Section 19, shall be amended to reflect their new address as follows:

110 East 59th Street, 36th Floor, New York, New York 10022

2.	The first romanette in Section 14.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) any material misstatement or omission of a material fact in a Fund’s Prospectus registration statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Adviser by the Sub-Adviser specifically for use therein;”

3.	The current Schedule A to the Agreement is hereby amended and restated in its entirety as set forth on the Amended and Restated Schedule A attached hereto.

4.	Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	The Agreement, as amended hereby, together with its Amended and Restated Schedule A, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

TIDAL INVESTMENTS LLC

By:	/s/Daniel Carlson
Name:	Daniel Carlson
Title:	Co-Founder & Chief of Staff
Date:	July 16, 2025

ALPHAQUEST LLC

By:	/s/ Darren Johnston
Name:	Darren Johnston
Title:	COO & Chief Administrative Officer
Date:	July 17, 2025

Amended and Restated Schedule A

to the

Sub-Advisory Agreement by and between Tidal Investments LLC and AlphaQuest LLC

(July 21, 2025)

Fund Name	Sub-Advisory Fee	Effective Date	Trading Authority	Proxy Voting Authority
PEO AlphaQuest™ Thematic PE ETF	0.04% (4 basis points)	July 21, 2025	[X] Fully Discretionary* [ ] Partially Discretionary [ ] Non-Discretionary	None

* Authority is with respect to the Derivatives Strategies (as such term is used in the Fund’s registration statement on Form N-1A, as amended from time to time).

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